EXHIBIT 5.1

[Milbank, Tweed, Hadley & McCloy LLP Letterhead]

March 26, 2004

Station Casinos, Inc.
2411 West Sahara Avenue
Las Vegas, Nevada 89102

        Re: REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

        We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on March 26, 2004 (Registration No. 333-          ) (the "Registration Statement"), in connection with the registration of the exchange of 6% Senior Notes due 2012 (the "6% Notes"), 6 1/2% Senior Subordinated Notes due 2014 (the "6 1/2% Notes") and 6 7/8% Senior Subordinated Notes due 2016 (the "6 7/8% Notes," and collectively with the 6% Notes and the 6 1/2% Notes, the "Notes") of Station Casinos, Inc. (the "Company"). We have examined (i) the Indenture, dated March 17, 2004 (the " 6% Indenture"), between the Company and Law Debenture Trust Company of New York, as Trustee (the "Trustee"), under which the 6% Notes are to be issued in exchange for Senior Notes due 2012 of the Company which were issued on March 17, 2004 (the "6% Old Notes"), (ii) the Indenture, dated January 29, 2004 (the " 6 1/2% Indenture"), between the Company and the Trustee,"), under which the 6 1/2% Notes are to be issued in exchange for Senior Subordinated Notes due 2014 of the Company which were issued on January 29, 2004 and March 5, 2004 (the "6 1/2% Old Notes") and (iii) the Indenture, dated February 27, 2004 (the " 6 7/8% Indenture"), between the Company and the Trustee,"), under which the 6 7/8% Notes are to be issued in exchange for Senior Subordinated Notes due 2016 of the Company which were issued on February 27, 2004 (the "6 7/8% Old Notes," and collectively with the 6% Old Notes and 6 1/2% Old Notes, the "Old Notes"). We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration and issuance of the Notes in exchange for the Old Notes.

        Subject to the proposed additional proceedings being taken as now contemplated by us as your counsel and as contemplated by the Indenture prior to the issuance of the Notes in exchange for the Old Notes, it is our opinion that the Notes will, upon the issuance of the Notes in exchange for the Old Notes in the manner referred to in the Registration Statement, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws affecting creditors' rights generally and except as the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under "Legal Matters."

Respectfully submitted,
/s/ Milbank, Tweed, Hadley & McCloy LLP